SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER: 0-27270

                            VACATION BREAK USA, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             6400 N. ANDREWS AVENUE
                              PARK PLAZA, SUITE 200
                         FORT LAUDERDALE, FLORIDA 33309
                                 (954) 351-8500
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   ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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           (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
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       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                  REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)      [X]    Rule 12h-3(b)(1)(ii)     [ ]
  Rule 12g-4(a)(1)(ii)     [ ]    Rule 12h-3(b)(2)(i)      [ ]
  Rule 12g-4(a)(2)(i)      [ ]    Rule 12h-3(b)(2)(ii)     [ ]
  Rule 12g-4(a)(2)(ii)     [ ]    Rule 15d-6               [ ]
  Rule 12h-3(b)(1)(i)      [ ]

         Approximate number of holders of record as of the certification or notice date:

                                       ONE
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


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Vacation Break USA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                      VACATION BREAK USA, INC.

Date:  January 7, 1998                                By:  /S/ MARCEL J. DUMENY
                                                           ---------------------
                                                               Marcel J. Dumeny
                                                               Vice President